EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT



MIAD Systems Ltd.
43 Riviera drive
Unit 7
Markham,Ontario
L3R 5J6

October 1,1999

PRIVATE AND CONFIDENTIAL
Mr.Michael Green
c/o MIAD Systems Ltd.
43 Riviera Dr.
Markham, Ont.

Dear Mr. Green:

MIAD is pleased to confirm, in this letter, the proposed employment terms between you and MIAD for a one year term commencing October 1,1999.

1. Responsibilities

You will be responsible for developing ,growing and managing the activities of the corporation as its Chief Executive and Chief Operating Officer

2. Salary and bonus

For the year commencing October 1, 1999 you will earn a salary of $180,000 per annum. You shall be entitled to earn sales commission at the rate of $5,000 for each $1 million dollars of sales achieved by MIAD in the fiscal year (for the first $3 million of sales). If the corporation achieves over $3 million of sales, you shall be entitled to an additional bonus of $20,000 per million of sales (for revenues between $3 million and $5 million) In addition, for revenues above $5 million, you shall be entitled to a bonus of $12,000 per Million of sales above the $5 million.
You shall also be entitled to earn a bonus at the rate of 4%of the corporation's pre-tax profit.
You will be reimbursed for reasonable and legitimate business expenses.

3. Employment benefits

You will be entitled to employment benefits in accordance with then current MIAD employment benefit plan.

4. Non-Competition and Non-Solicitation Covenant

You shall not during a period of 3 years from October 1, 1999 and in the Province of Ontario:

    - engage directly or indirectly in the Business of MIAD in respect of any organization that was a client of MIAD during such period.

    - Directly or indirectly solicit any such client in respect of, or perform or offer to perform for any such client, any of the services of the type offered by MIAD on your own behalf or as a member, employee or associate of any person or organization.

          You acknowledge that the foregoing Non-Competion and Non-Solicitation Covenant are reasonable and that MIAD would not have entered into this Employment Agreement without this Covenant which is necessary to protect MIAD's economic interests. The breach by you of such Covenant would cause serious and irreparable harm to MIAD which would not adequately be compensated for in damages and in the event of a breach, you consent to an injunction being issued restraining any further breach of such Covenant in addition to any other remedy that MIAD may have in the event of such breach.

          We look forward to working with you. To indicate your acceptance of these terms and conditions,kindly sign a duplicate copy of this letter and return to me.

        Yours very truly

        /s/ Michael Green

        MIAD Systems Ltd.
                                                      Accepted

                                                      /s/ Michael Green
                                                      --------------------------
                                                      Michael Green